# Microsoft Online Subscription Agreement

**Last Updated:** April 2012

This Microsoft Online Subscription Agreement is between the entity that accepts this agreement ("you") and Microsoft Corporation ("us", "we"). This agreement consists of: (1) the below terms and conditions; (2) the Online Services Use Rights; (3) the Service Level Agreements; and (4) the pricing and payment terms available via the Portal. This agreement is effective on the date we provide you with a confirmation for your first Order. You enter into this agreement for business purposes only. Capitalized terms are defined in Section 12.

***Terms and Conditions***

## 1. Use of the Products.

**a. General.** This agreement governs your use of the Products. You may need to activate a Product prior to use. Minimum system requirements or other factors may affect your ability to use the Products.

**b. License.** We grant you a non-exclusive, non-transferable, worldwide and limited right to access and use the Online Services and to install and use the Client Software. These rights are (a) non-perpetual unless explicitly stated otherwise (such as through the buy-out option) and (b) conditional on your continued compliance with the terms of this agreement, including payment for the Products. We reserve all rights not expressly granted to you in this agreement, including any rights by implication or otherwise.

**c. SLAs.** We will provide Online Services according to the SLAs.

**d. Privacy and Security.** Privacy and security statements for Online Services are listed in the Online Services Use Rights. For certain Online Services, additional information on security and privacy may also be found in the Trust Center.

**e. Limitations on use.** You may not reverse engineer, decompile or disassemble any Product, except where applicable law permits it despite this limitation. You may not rent, lease, lend, resell, or host to or for third parties any Product, except as expressly permitted for a given Product in the Online Services Use Rights. You may not separate and use the components of a Product on two or more computers, upgrade or downgrade components at different times, or transfer components separately, except as provided in the Online Services Use Rights.

**f. Non-Microsoft software.**

(i) You are solely responsible for any non-Microsoft software that you install or use with the Online Services. We are not a party to and are not bound by any terms governing your use of non-Microsoft software. Without limiting the foregoing, non-Microsoft software or scripts linked to or referenced from any Online Services website, are licensed to you under the open source licenses used by the third parties that own such code, not by us.

(ii) If you install or use any non-Microsoft software with the Online Services, you direct and control the installation in and use of such software in the Online Services through your actions (e.g., through your use of application programming interfaces and other technical means that are part of the Online Services). We will not run or make any copies of such non-Microsoft software outside of our relationship with you.

(iii) If you install or use any non-Microsoft software with the Online Services, you may not do so in any way that would subject our intellectual property or technology to obligations beyond those included in this agreement.

**g. Responsibility for your IDs and accounts.** You are responsible for protecting the confidentiality of any Windows Live IDs, Microsoft Online Services IDs, or other authentication credentials associated with your use of an Online Service under this agreement. In addition, you are responsible for your passwords, if any, and all activity with your Online Service accounts including that of users you provision and dealings with third parties that take place through your account or associated accounts. You must keep your accounts and passwords confidential. You must tell us right away about any possible misuse of your accounts or any security incident related to the Online Service.

**h. Your responsibility for use of communities.** You are responsible for your users' use of any community, including ensuring compliance with the terms governing the community located at the community's website. We specifically disclaim any liability arising from or related to your or your users' use of or inability to use a community's website. A "community" as used in this section means one or more forums that we or an Affiliate of ours may establish for customers or the general public to obtain information or collaborate regarding the use of the Product(s), as may be accessible via the Portal or at an alternate website we identify.

## 2. Ordering, pricing, payments, renewals, and taxes.

**a.** The Portal provides the available Subscription options for each Product and they can generally be categorized as follows:

**(i) Committed Offering:** You commit in advance to purchase a specific quantity of a Product for use during a Term. You pay on a periodic basis during the Term in advance.

**(ii) Consumption Offering:** You pay based on actual usage in the preceding month with no upfront commitment. Payment is on a periodic basis in arrears.

**(iii) Combination Offering:** You may have a Subscription that is a combination of a Committed Offering and a Consumption Offering.

With respect to any offerings available free of charge, provisions in this agreement with respect to pricing, cancellation fees and payment do not apply.

**b. Ordering.** You can place an Order on the Portal.

(i) For Committed Offerings, you may increase or decrease the quantity of Product Licenses during the Term. Licenses added to a Subscription will expire at the end of the original Term. If you decrease the quantity during a Term, we may charge you a cancellation fee for the decrease in quantity as described below in the section titled "Cancellation of a Subscription." Each Subscription shall be for a defined Term (e.g., 30 days or 12 months) as specified on the Portal.

(ii) You may place Orders for your Affiliates under this agreement and grant your Affiliates administrative rights to manage their Products. Affiliates may not place Orders under this agreement. If you grant any rights to your Affiliates, such Affiliates shall be bound by this agreement. You also may assign a third party a license to a Product if the third party needs such a license as part of your internal business needs. You agree to be jointly and severally liable for any Product ordered for or other actions taken by any of your Affiliates or any third party to which you provide rights under this agreement.

**c. Pricing and payment.** Pricing and payment terms for Products are available on or through the Portal. Payments are due and must be made according to the payment option you selected for each Product on the Portal.

(i) For Committed Offerings, the price level may be based on your Order quantity for a given Product. Your price level may be adjusted if the number of licenses in the Subscription is increased or decreased during the Term and you qualify for a different price level. Price level changes are not retroactive. Any resulting change in the payment due for that Subscription will be pro-rated. Prices for each price level are fixed at the time the Order is first placed and shall apply throughout the Term. Prices and price levels are subject to change at the beginning of any Subscription renewal.

(ii) For Consumption Offerings, the pricing and rate schedules will be based on actual usage and subject to change at any time upon notice.

**d. Renewal.**

**(i)** For Committed Offerings, you may choose to have a Subscription (1) automatically renew or (2) not renew upon expiration of the Term. Automatic renewal is pre-selected. You can change your selection at any time during the Term on the Portal. If you elect to have the Subscription automatically renew and the existing Term is longer than one calendar month, we will provide you with written notice of the automatic renewal prior to the expiration of the Term. If you elect to automatically renew a Subscription, the quantity of licenses in the Subscription at the time of renewal, including any licenses added during the Term, is automatically renewed.

**(ii)** For Consumption Offerings, renewal is unnecessary because your ability to use the Product will continue until the applicable Product is discontinued.

**(iii)** Trial Subscriptions cannot be renewed.

**e. New agreement.** Before you place new Orders or renew any Subscriptions, we may require you to enter into an updated agreement that will govern your new Orders and renewal Subscriptions from that date forward.

**f. Taxes.** Any amounts owed to us are exclusive of any taxes. You shall pay any applicable value added, goods and services, sales, or like taxes that are owed with respect to any Order placed under this agreement and which we are permitted to collect from you under applicable law. You shall be responsible for any applicable stamp taxes and for all other taxes that you are legally obligated to pay including any taxes that arise on the distribution or provision of Products to your Affiliates. We shall be responsible for all taxes based upon our net income or on our property ownership. If any taxes are required to be withheld on payments you make to us, you may deduct such taxes from the amount owed to us and pay them to the appropriate taxing authority, provided however that you promptly secure and deliver an official receipt for those withholdings and other documents we reasonably request to claim a foreign tax credit or refund. You will make certain that any taxes withheld are minimized to the extent possible under applicable law.

## 3. Term, suspension, and termination.

**a. Agreement term and termination.** This agreement will remain in effect unless you terminate it subject to the terms of this Section. For Committed Offerings, termination will only terminate your right to renew Subscriptions under an existing Order or place new Orders for additional Products under this agreement. Termination will not affect any Subscription not otherwise terminated and this agreement shall remain in effect for such Subscription for the remainder of the Term. For Consumption Offerings, termination will end Customer's right to use the Product.

**b. Termination of a Subscription.** You may terminate a Subscription at any time during its Term. A termination will be effective at the end of the monthly Subscription cycle during which you terminate the Subscription. You must pay for the period prior to the termination effective date.

For Committed Offerings the following applies:

**(i) One month Subscription.** A Subscription with a one month Term may be terminated anytime without any fee.

**(ii) One year Subscription.** If you terminate a Subscription with a one year Term within 30 days of the date on which the Subscription became effective or was renewed, you must pay for the initial 30 days of the Subscription. No payments will be due for the remainder of the Subscription. If you terminate a Subscription at any other time during the Term, you must pay 25% of the Subscription fee otherwise due for the remainder of the one year Term.

**c. How to terminate this agreement or a Subscription.** You must follow the process, if available, on the Portal or otherwise contact Microsoft customer service (see contact information on the Portal) to terminate this agreement or a Subscription.

**d. Effect of termination or expiration on Client Software.** If this agreement or a Subscription is terminated or expires, and you do not exercise an available buy-out option, then you must delete all copies of Supplemental Software and Client Software licensed under this agreement and destroy any associated media. We may ask you to provide written certification of the deletion and destruction.

## 4. Confidentiality.

You agree that you shall treat the design and performance of the Online Services that are accessible to you only via password protected access and any documentation or materials we make available to you under this agreement as confidential and shall not disclose them to any third party except in the furtherance of the parties' business relationship with each other. If you are a government customer, this Section is subject to the

requirements of applicable trade secret, public records, and similar laws. Neither party shall make any public statement concerning the terms or our business relationship as provided in this agreement without the other party's prior written consent.

## 5. Warranties.

**a. Limited warranty.** We warrant that:

**(i)** Online Services will perform in accordance with the Service Level Agreement; and

**(ii)** Client Software will perform substantially as described in the applicable Microsoft user documentation.

**b. Limited warranty term.** The limited warranty for:

**(i)** Online Services is for the duration of your use of the Online Service; and

**(ii)** Client Software is one year from the date you first use it.

**c. Limited warranty exclusions.** This limited warranty is subject to the following limitations:

**(i)** any implied warranties, guarantees or conditions not able to be disclaimed as a matter of law will last one year from the start of the limited warranty;

**(ii)** this limited warranty does not cover problems caused by accident, abuse or use of the Products in a manner inconsistent with this agreement or the Online Services Use Rights, or resulting from events beyond our reasonable control;

**(iii)** this limited warranty does not apply to problems caused by the failure to meet minimum system requirements; and

**(iv)** this limited warranty does not apply to free, trial, pre-release or beta Products.

**d. Remedies for breach of limited warranty.** If we fail to meet any of the above limited warranties and you notify us within the warranty period that a Product does not meet the limited warranty, then we will:

**(i)** for Online Services, provide the remedies identified in the Service Level Agreement for the affected Online Service; and

**(ii)** for Client Software, at our option either (1) return the price paid or (2) repair or replace the Client Software.

These are your only remedies for breach of the limited warranty, unless other remedies are required to be provided under applicable law.

**e. DISCLAIMER OF OTHER WARRANTIES. OTHER THAN THIS LIMITED WARRANTY, WE PROVIDE NO OTHER EXPRESS OR IMPLIED WARRANTIES OR CONDITIONS. WE DISCLAIM ANY IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, TITLE OR NON-INFRINGEMENT. THESE DISCLAIMERS WILL APPLY UNLESS APPLICABLE LAW DOES NOT PERMIT THEM.**

## 6. Defense of infringement, misappropriation, and third party claims.

**a. Our agreement to protect.** We will defend you against any claims made by an unaffiliated third party that any Product infringes that party's patent, copyright or trademark or makes unlawful use of its trade secret. We will also pay the amount of any resulting adverse final judgment (or settlement to which we consent). This Section 7 provides your exclusive remedy for these claims.

**b. Limitations on defense obligation.** Our obligations will not apply to the extent that the claim or award is based on:

**(i)** Customer Data, non-Microsoft software, modifications you make to the Product, or materials you provide or make available as part of the use of a Product;

**(ii)** your combination of the Product with a non-Microsoft product, data or business process; or damages attributable to the value of the use of a non-Microsoft product, data or business process;

**(iii)** your redistribution of the Product to, or use for the benefit of, any unaffiliated third party;

**(iv)** your use of Microsoft's trademark(s) without express written consent to do so; or your use of the Product after we notify you to discontinue that use due to a third party claim.

You will reimburse us for any costs or damages that result from any of the above actions.

**c. Your agreement to protect.** You will defend us and our Affiliates against any claims made by an unaffiliated third party (1) that any Customer Data or non-Microsoft software you provide as part of your use of a Product infringes the third party's patent, copyright, or trademark or makes intentional unlawful use of its Trade Secret; or (2) related to your use of the Product in violation of this agreement. You must pay the amount of any resulting adverse final judgment (or settlement to which you consent). This Section 7 provides our exclusive remedy for these claims.

**d. Rights and remedies in case of possible infringement or misappropriation.**

**(i) Our Products.** If we reasonably believe that a Product may infringe or misappropriate a third-party's intellectual property rights, we will seek to:(1) procure for you the right to continue to use the Product; or (2) modify or replace it with a functional equivalent to make it non-infringing, and notify you to discontinue use of the prior version. If the foregoing options are not commercially reasonable, we may terminate your rights to use the Product. In such a case, we will provide you with notice and refund any amounts you paid in advance for unused Product.

**(ii) Your Customer Data or use of non-Microsoft software with our Online Services.** If an unaffiliated third party asserts that your Customer Data or non-Microsoft software used with the Online Services violates their intellectual property rights, we may ask you to remove the allegedly infringing item. If you fail to do so within a reasonable period of time, we may suspend or terminate the Online Service to which the Customer Data or non-Microsoft software relates.

**e. Obligations of protected party.** You must notify us promptly in writing of a claim subject to the subsection titled "Our agreement to protect" and we must notify you promptly in writing of a claim subject to the subsection titled "Your agreement to protect." The party invoking its right to protection must (1) give the other party sole control over the defense or settlement; and (2) provide reasonable assistance in defending the claim. The party providing the protection will reimburse the other party for reasonable out of pocket expenses that it incurs in providing assistance.

## 7. Limitation of liability.

**a. Limitation on liability.** To the extent permitted by applicable law, the liability of each party, its Affiliates, and its contractors arising under this agreement is limited to direct damages up to (1) for Products other than Online Services, the amount you were required to pay for the Product giving rise to that liability and (2) for Online Services, the amount you were required to pay for the Online Service giving rise to that liability during the prior 12 months. In the case of Products provided free of charge, our and our Affiliates' and contractors' liability to you arising under this agreement is limited to Five Thousand United States dollars ($5,000.00 USD). These limitations apply regardless of whether the liability is based on breach of contract, tort (including negligence), strict liability, breach of warranties, or any other legal theory. However, these monetary limitations will not apply to:

**(i)** The parties' obligations under the Section titled "Defense of infringement, misappropriation, and third party claims";

**(ii)** liabilities arising out of any breach by either party of its obligations under the section titled "Confidentiality", except that our and our Affiliates' and contractors' liability arising out of or in relation to Customer Data shall in all cases be limited to the amount you paid for the Online Service giving rise to that liability during the prior twelve months; and

**(iii)** violation by either party of the other party's intellectual property rights.

**b. EXCLUSION OF CERTAIN DAMAGES. TO THE EXTENT PERMITTED BY APPLICABLE LAW, WHATEVER THE LEGAL BASIS FOR THE CLAIM, NEITHER PARTY, NOR ANY OF ITS AFFILIATES OR CONTRACTORS, WILL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES, OR DAMAGES FOR LOST PROFITS OR REVENUES, BUSINESS INTERRUPTION, OR LOSS OF BUSINESS INFORMATION ARISING IN CONNECTION WITH THIS AGREEMENT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR IF SUCH POSSIBILITY WAS REASONABLY FORESEEABLE. HOWEVER, THIS EXCLUSION DOES NOT APPLY TO EITHER PARTY'S LIABILITY TO THE OTHER FOR VIOLATION OF ITS CONFIDENTIALITY OBLIGATIONS (EXCEPT TO THE EXTENT THAT SUCH VIOLATION RELATES TO CUSTOMER DATA), THE OTHER PARTY'S INTELLECTUAL PROPERTY RIGHTS, or the PARTIES' RESPECTIVE OBLIGATIONS IN THE Section titled "Defense of infringement, misappropriation, AND THIRD PARTY claims."**

## 8. Verifying compliance.

During the Term of any Subscription and for three years thereafter, you must keep all usual and proper records relating to the Subscription(s) and your use of Products under this agreement. We may request that you conduct an internal audit of all Products in use throughout your entity, comparing the number of licenses in use to the number of licenses issued to and/or paid for by you. By requesting an audit, we do not waive our rights to enforce this agreement or to protect Microsoft intellectual property by any other means permitted by law.

If verification or self-audit reveals any unlicensed use, you must promptly order sufficient licenses to cover your past and present use. If material unlicensed use is found, you must reimburse us for the costs we incurred in verification and acquire the necessary additional licenses at retail license cost within 30 days.

## 9. Client Software and Supplemental Software.

**a. Supplemental Software.** To enable optimal access and use of certain Online Services, you may need to install Supplemental Software. You may use Supplemental Software only to support the applicable Online Service.

We may check the version of the Supplemental Software you are using and recommend or download updates, with or without notice, to your devices. Failure to install updates may affect your ability to use certain functions of the Online Service. Your right to use the Supplemental Software ends when your right to use the Online Service ends or when we update the Online Service and the Supplemental Software no longer supports it, whichever comes first. You must uninstall the Supplemental Software when your right to use it ends. We may also disable it at that time.

**b. Client Software.** We grant you licenses for the number of copies of Client Software you ordered. We also grant you the right to use a prior (older) version in place of a Client Software version you license if we specify such use in the Online Services Use Rights. Please see the Online Services Use Rights for further details.

**c. When licenses become perpetual.** Unless you obtain perpetual licenses under a buy-out option indicated on the Portal, a license to Client Software you obtained under this agreement lasts only for the Subscription Term. Any references in the Online Services Use Rights to running Client Software on a perpetual basis apply only if you obtained perpetual licenses.

**d. License confirmation.** Proof of your licenses is (1) this agreement, (2) any Order confirmation, (3) documentation evidencing license transfers (for any permitted transfers), and, if applicable, (4) proof of payment.

**e. License rights are not related to fulfillment of software media.** Your acquisition of software media or access to a network source does not affect your license to Client Software obtained under this agreement. We license Client Software to you, we do not sell it.

**f. Copies.** You may make as many copies of the Client Software as you need to distribute them throughout your entity provided you have a valid license for each such copy. Copies you make of Client Software and Supplemental Software must be complete copies (including copyright and trademark notices) and made from Microsoft-approved media or a network source. You may use a third party to make and install these copies, but you agree to be responsible for that third party's actions. You must use reasonable efforts to inform anyone you allow to use the Client Software that it is licensed from us and subject to the terms of this agreement.

**g. Right to re-image.** In certain cases, you may re-image a software product on a device by using the Client Software media. If you acquired the software product (1) from an original equipment manufacturer (OEM), (2) as a full packaged software product through a retail source, or (3) under another Microsoft program, you may use the media provided to you under this agreement to create images for use in place of copies provided through that separate source. You have this right provided that:

**(i)** You have a valid license from the separate source for each copy of the software product that is re-imaged;

**(ii)** The Client Software, language, version, and components of the copies are identical to the software product, language, version, and all components of the copies they replace and the number of copies or instances of the re-imaged software product permitted remains the same;

**(iii)** Except for copies of an operating system and copies of software product licensed under another Microsoft program, the Client Software type (e.g., upgrade or full license) is identical to the software product type from the separate source;

**(iv)** You comply with any specific requirements for re-imaging identified in the Online Services Use Rights; and

**(v)** You agree that re-images made under this subsection remain subject to the terms and use rights provided

with the software product from the separate source.

This subsection does not create or extend any warranty or support obligation.

**h. Transferring and assigning licenses.**

**(i) License transfers.** License transfers are not permitted, except as explicitly set forth in the Perpetual License Transfer Form located at www.microsoft.com/licensing/contracts.

**(ii) Internal assignment of licenses.** Licenses must be assigned to a single user or device. Licenses may be reassigned as described in the Online Services Use Rights.

**i. Qualifying desktop operating system license.** Licenses for desktop operating system software available under this agreement are upgrade licenses only ("OS Upgrade Licenses"), not full licenses. All your computers that will run OS Upgrade Licenses must be licensed to run one of the full qualifying desktop operating systems identified in the Online Services Use Rights.

You may internally reassign OS Upgrade Licenses from the original computer to a replacement computer within your entity, so long as (1) the replacement computer is licensed to run a full qualifying operating system identified in the Online Services Use Rights, (2) you remove any OS Upgrade License software from the original computer, and (3) that reassignment is not within 90 days of the last reassignment.

## 10. Miscellaneous.

**a. Notices to us.** You must send notices, authorizations, and requests in connection with this agreement by regular or overnight mail, express courier, or fax to the addresses listed below. We will treat notices as delivered on the date shown on the return receipt or on the courier or fax confirmation of delivery.

| **Notices should be sent to:** | **Copies should be sent to:** |
|---|---|
| Microsoft Corporation | Microsoft Corporation |
| Volume Licensing Group | Legal and Corporate Affairs |
| One Microsoft Way | Volume Licensing Group |
| Redmond, WA 98052 | One Microsoft Way |
| USA | Redmond, WA 98052 |
| Via Facsimile: (425) 936-7329 | USA |
| | Via Facsimile: (425) 936-7329 |

**b. Electronic notices to you.** We may provide you with information about the Online Service in electronic form. It may be via email to the address you provide when you sign up for the Online Service (as you may update via the Portal) or through a web site that we identify. Notice via email is given as of the transmission date. As long as you use the Online Service, you have the software and hardware needed to receive these notices. You may not use the Online Service if you do not agree to receive these electronic notices. In addition, various service communications may be sent via email to account administrators you identify and may update via the Portal.

**c. Independent contractors.** You and we are independent contractors for all purposes regarding this agreement. You do not have any agency, franchise or fiduciary relationship with us under this agreement.

**d. No third-party beneficiaries.** This agreement does not create any third-party beneficiary rights in any individual or entity that is not a party to this agreement.

**e. Assignment.** You may not assign this agreement. We may assign this agreement to our Affiliates.

**f. Severability.** If a court holds any provision(s) of this agreement to be illegal, invalid or unenforceable, the rest of this agreement will remain in effect and this agreement will be amended to give effect to the eliminated provision to the maximum extent possible.

**g. Waiver.** A waiver of any breach of this agreement is not a waiver of any other breach. Any waiver must be in writing and signed by an authorized representative of the waiving party.

**h. Applicable law.** This agreement is governed by the laws of the State of Washington without regard to its conflict of laws principles, except that (1) if you are a U.S. Government entity, this agreement is governed by the laws of the United States, and (2) if you are a state or local government entity in the United States, this agreement is governed by the laws of that state. The 1980 United Nations Convention on Contracts for the International Sale of Goods and its related instruments will not apply to this agreement. The Products are protected by copyright and other intellectual property rights laws and international treaties.

**i. Dispute resolution.** Any action to enforce this agreement must be brought in the State of Washington, USA. This choice of jurisdiction does not prevent either party from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction. If you are a U.S. Government or state or local government entity, this Section does not apply and jurisdiction and venue will be determined by applicable law.

**j. This agreement is not exclusive.** You are free to enter into agreements to license, use or promote non-Microsoft software or services.

**k. Entire agreement.** This agreement constitutes the entire agreement concerning its subject matter and supersedes any prior or contemporaneous communications.

**l. Survival.** Provisions regarding ownership and license rights, fees, Online Services Use Rights, restrictions on use, evidence of perpetual licenses, transfer of licenses, warranties, export restrictions, defense of infringement and misappropriation claims, Microsoft's and Customer's obligations to protect each other, limitations of liability, confidentiality, compliance verification, obligations on termination or expiration and the other provisions in this section titled "Miscellaneous" will survive termination or expiration of this agreement.

**m. Customer consent to partner fees.** When you place an Order for certain Products, you may identify a "Partner of Record" associated with your Subscriptions. By identifying a Partner of Record, directly or by authorizing a third party to do so, you consent to us paying certain fees to the Partner of Record. The fees are for pre-sales support and may also include post-sales support. The fees are based on, and increase with the size of, your Order. Your prices for Products are the same whether or not you identify a Partner of Record.

**n. No transfer of ownership.** We do not transfer any ownership rights in any Products. We reserve all rights, including without limitation license rights, not specifically granted in this agreement. Products are protected by copyright and other intellectual property rights laws and international treaties.

**o. Force majeure.** Neither party will be liable for any failure in performance due to causes beyond either party's reasonable control (such as fire, explosion, power blackout, earthquake, flood, severe storms, strike, embargo, labor disputes, acts of civil or military authority, war, terrorism (including cyber terrorism), acts of God, acts or omissions of Internet traffic carriers, actions or omissions of regulatory or governmental bodies (including the passage of laws or regulations or other acts of government that impact the delivery of Online Services)). This Section will not, however, apply to your payment obligations under this agreement.

**p. U.S. export jurisdiction.** The Products are subject to U.S. export jurisdiction. You must comply with all applicable laws including the U.S. Export Administration Regulations, the International Traffic in Arms Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments. For additional information, see http://www.microsoft.com/exporting/ (http://www.microsoft.com/exporting/).

**q. Natural disaster.** In the event of a natural disaster, we may post information or provide additional assistance or rights on http://www.microsoft.com (http://www.microsoft.com).

**r. Survival.** Provisions regarding ownership and license rights, fees, Online Services Use Rights, restrictions on use, evidence of perpetual licenses, transfer of licenses, warranties, defense of infringement and misappropriation claims, the parties obligations to protect each other, limitations of liability, confidentiality, compliance verification, obligations on termination or expiration and the other provisions in the section titled "Miscellaneous" will survive termination or expiration of this agreement.

## 11. Definitions.

"Affiliate" means any legal entity that a party owns, that owns a party, or that is under common ownership with a party. "Ownership" means, for purposes of this definition, control of more than a 50% interest in an entity.

If you are an agency of a state, provincial, or local government, "Affiliate" means (1) any government agency, department, office, instrumentality, division, unit or other entity, of your state, provincial or local government that you supervise or is part of you, or which supervises you or you are part of, or which is under common supervision with you; (2) any county, borough, commonwealth, city, municipality, town, township, special purpose district, or

other similar type of governmental instrumentality established by the laws of your state or province and located within your state's or province's jurisdiction and geographic boundaries; and (3) any other entity in your state or province expressly authorized by the laws of your state or province to purchase under state or provincial contracts; provided that a state or province and its Affiliates shall not, for purposes of this definition, be considered to be Affiliates of the federal government or its Affiliates. Notwithstanding the foregoing, provincial Crown corporations are not Affiliates for the purposes of this definition. If you are an agency of the U.S. government, "Affiliate" means any other agency of the U.S. government. If you are an agency of the Canadian government, "Affiliate" means any other agency of the Canadian government, except for a federal Crown corporation.

"Client Software" means any Microsoft client software identified in the Online Services Use Rights. Client Sofware is offered on a standalone basis or as a component of an Online Service.

"Committed Offering", "Consumption Offering", and "Combined Offering" means the Subscription options for a Product as described below in Section 3a.

"Customer Data" means all data, including all text, sound, software, or image files that you provided, or are provided on your behalf, to us through your use of the Online Services.

"Online Service" means any Microsoft online service identified in the Online Services Use Rights. An Online Service may include Supplemental Software and/or Client Software.

"Online Services Use Rights" means the use rights for each Product published at http://www.microsoft.com/licensing/onlineuserights (http://www.microsoft.com/licensing/onlineuserights) or at an alternate site that we identify. The Online Services Use Rights include terms governing your use of Products that are in addition to the terms in this agreement.

"Order" means an order for a Product through the Portal. An Order may include multiple Subscriptions to a Product.

"Portal" means the Microsoft Online Services Portal at http://www.microsoft.com/online (http://www.microsoft.com/online) or at an alternate website we identify.

"Product" means any Online Service and any Client Software.

"Service Level Agreement" or "SLA" means an agreement representing commitments we make regarding delivery and/or performance of an Online Service. SLAs are published at http://www.microsoft.com/licensing/contracts (http://www.microsoft.com/licensing/contracts) or at an alternate site that we identify.

"Subscription" means the temporary arrangement to pay for and receive use of a specific Product ordered.

"Supplemental Software" means Microsoft software provided to you as part of an Online Service and that may be used only with the Online Service to enable certain functions of the Online Service.

"Term" means the duration of a Subscription.

"Trust Center" means the Microsoft web site that provides information about the security and privacy practices related to Office 365 and Microsoft data centers operating Office 365. The Trust Center can be found online at http://www.microsoft.com/online/legal/v2/?docid=21&langid=en-us (http://www.microsoft.com/online/legal/v2/?docid=21&langid=en-us).

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